Exhibit 10.2

Execution Version

AMENDMENT NO. 1 TO

CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (this “Amendment”), entered into and effective as of February 23, 2022 (“Effective Date”) by and among Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”) and Richard Palmer (the “Holder”).

WHEREAS, on October 15, 2018, the Company executed that certain Convertible Promissory Note (the “Original Note”) in favor of the Holder pursuant to which, among other things, the Company agreed to pay to the Holder the principal amount of One Million Dollars ($1,000,000.00) with simple interest accruing on the outstanding principal balance of the Note at the annual rate of five percent (5%). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Original Note.

WHEREAS, pursuant to the Original Note, the Holder has the right, but not the obligation, at any time and from time to time until the Note is fully paid, to convert all or any portion of the outstanding principal balance and accrued and unpaid interest on the Original Note into shares of Company’s common stock, par value $0.001 (“Common Stock”) at the conversion price of $0.154 (which reflects an as adjusted conversion price to reflect a 1-for-10 reverse split prior to the Effective Date) upon delivery to the Company of a written request for conversion (the “Conversion Right”).

WHEREAS, as a condition to the consummation of the transactions contemplated by that certain Securities Purchase Agreement, dated as of February 2, 2022, by and among the Company, ExxonMobil Renewables, LLC, and the other purchasers listed in Schedule I thereto (the “Purchase Agreement”), the Company and the Holder have agreed to (i) limit the Conversion Right in the Original Note to the principal amount and accrued and unpaid interest as of the Closing Date (as defined in the Purchase Agreement), with any interest accruing after the Closing Date being payable by the Company solely in cash, (ii) extend the Maturity Date, and (iii) to waive any Events of Default under the Original Note existing as of and through the Closing Date.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.	Maturity Date. For purposes of Section 1.1 of the Original Note, the “Maturity Date” shall be the later of (i) February 23, 2024 and (ii) twelve months after the date on which the Company’s Series C Preferred Shares (“Preferred Shares”) have been redeemed in full pursuant to the Certificate of Designations of Series C Preferred Stock of the Company (the “Series C Certificate”).

2.	Amendment to Conversion Right. Section 2.1(a) of the Original Note is hereby amended and restated in its entirety as follows:

“(a)          The Holder shall have the right, but not the obligation, upon delivery to the Company of the Holder’s written request for conversion, in the form attached hereto (a “Notice of Conversion”), at any time and from time to time until this Note is fully paid, to convert all or any portion of the outstanding principal balance and interest on this Note that is unpaid and accrued through and including February 22, 2022 into shares of the Company’s Common Stock (the “Conversion Shares”) at the Conversion Price (as defined in Section 2.1(b)); provided that the maximum number of Conversion Shares shall be 7,616,305. For the avoidance of doubt, any interest that is accrued and unpaid on this Note from and after February 23, 2022 may not be converted into shares of Common Stock, but shall be payable by the Company in cash pursuant to this Note; provided that notwithstanding anything in Section 4.8 to the contrary, no cash shall be paid under this Note until after the Preferred Shares have been redeemed in full accordance with the Series C Certificate. The Company shall issue to the Holder within fifteen (15) business days from the date of delivery of a Notice of Conversion (the “Conversion Date”) that number of Conversion Shares determined by dividing that portion of this Note to be converted by the Conversion Price.”

3.	Waiver of Prior Defaults. Upon entering into this Amendment, the Holder hereby waives all Events of Default, known or unknown to the Holder, by the Company prior to and through the Effective Date.

4.	No Other Changes. Except as amended hereby, the Original Note will continue to be, and will remain, in full force and effect. Except as provided herein, this Amendment will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Original Note or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Original Note or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

5.	Authority; Binding on Successors. The parties represent that they each have the authority to enter into this Amendment. This Amendment will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

6.	Governing Law and Venue. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Amendment shall be brought only in the state courts of or in the federal courts located in Los Angeles County, California. Both parties and the individual signing this Amendment on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

7.	Incorporation by Reference. The terms of the Original Note, except as amended by this Amendment, are incorporated herein by reference and will form a part of this Amendment as if set forth herein in their entirety.

8.	Counterparts; Facsimile Execution. This Amendment may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:	/s/ RALPH GOEHRING
	Name:	Ralph Goehring
	Title:	Chief Financial Officer

RICHARD PALMER

By:	/s/ RICHARD PALMER

[Signature Page to Amendment No. 1 to Convertible Promissory Note]